EXHIBIT 10.2

INDUSTRIAL BUILDING LEASE
The Bedford Village S.A., a Panamanian corporation ("Landlord"), subject to the terms and conditions in this Lease, leases to Owens Corning, a Delaware corporation ("Tenant") approximately 61,200 square feet of office and manufacturing space in "Spec. Building II" (the "Building") located on 6.134 acres at 4535 Enterprise Drive, Concord, NC 28027. The "Building" and the real estate on which it is located are herein referred to as the "Premises" (Exhibits A and A-l).
TO HAVE AND TO HOLD the Premises, for the term of Fifteen (15) years beginning on January 1, 2000 (the "Commencement Date''), and ending on December 31, 2014 (the "Termination Date"), unless sooner terminated as provided in this Lease (the "Primary Term"), subject to the payment, performance and observance of all the rents, covenants and conditions to be paid, performed and observed, and the renewal options, as set forth in this Lease. The Commencement Date is herein defined as the date of the Tenant's obligation to commence monthly tease payments to Landlord occurs, and shall further be used for calculating the term of this lease and any renewals thereto. For all purposes, the Premises and Building are deemed to contain 61,200 square feet of rentable space.
ARTICLE I. TENANT IMPROVEMENTS AND ACCEPTANCE OF PREMISES
1.1    Plans and Specifications. Prior to or during the term of this Lease, Tenant's Contractor shall alter and fit up the Premises for occupancy by Tenant in accordance with Tenant Leasehold Improvements provided for in the floor plans and specifications attached hereto as Exhibits B and B-1 (the "Final Plans and Specifications"), which Landlord has approved.
1.2    Acceptance. Unless otherwise agreed in writing by Tenant and Landlord prior to Tenant's taking occupancy of the Premises, and subject to Article I-A below, it is agreed that on the date of such occupancy the Building and the Premises were in the condition required by this Lease; provided, however, that Tenant may, within sixty (60) days after the date of occupancy, provide Landlord with a punch list of items, those improvements and items completed by Landlord's contractor(s), needed to be repaired or completed in order to place the Premises in the condition required by the Lease. Within thirty (30) days after receipt of such punch list, Landlord shall proceed to remedy all reasonable items listed therein and diligently pursue such work until completion.
1.3    Permits and Licenses. Tenant's Contractor shall apply for and obtain, at its sole cost and expense, all permits, licenses and certificates necessary for the construction of Tenant Leasehold Improvements of the Premise, and for the occupancy thereof by Tenant.
1.4    Change Orders. Tenant's Representative shall have the right to request in writing to Landlord to make changes from time to time in the Final Plans and Specification ("Change Order (s)".Landlord shall have the right to reject any pat of such revisions or changes only if the same would: (i) materially and adversely affect the structure or the exterior of the Building or (ii) fail to comply with applicable Laws, rules, ordinances, Architectural Guidelines or regulations or for other good cause. Any addition to or reduction in construction cost associated with any such Change Order(s) may either increase or decrease the Rent defined in Article II below. Tenant shall provide to Landlord's Representative sufficient detailed information on the Change Order(s) as defined in Section 2.2. to allow Landlord's Representative to verify and confirm the amount of any increase or reduction in the Rent. If the Tenant's Change Order(s) results in an increase in construction costs, the Tenant shall have the right and option to pay directly to the Landlord or contractor the cost of any such Change Order(s) by payment of the full amount of the cost of such Change Order(s) within thirty (30) days after receipt of the invoice(s) evidencing the cost of such change(s), negating any Rent increase requirement.
1.5    Tenant Access to Premises. Landlord agrees to allow Tenant's employees, contractors and vendors access to the Premises at their own risk upon full acceptance and execution of this lease prior to the Commencement Date to perform Tenant leasehold improvements and to install certain machinery, electrical and mechanical hardware and other process fit ups related to the Tenant's manufacturing operations to insure the Premises is ready for occupancy and operational on the Commencement Date. Tenant shall arrange its schedule of its contractors and vendors so as not to interfere with or delay other work of Tenant's Contractor or any permitting or inspection process being carried on at the same time. Such access shall not create an obligation to pay rental taxes or assessments prior to the rent commencement date (January 1, 2000), but the remaining provisions of this lease shall be effective upon Tenant possession.
1.6    Tenant's Contractor. Landlord hereby grants Tenant the right to select its own contractor to construct the Tenant Leasehold improvements provided for in the Final Plans and Specifications with prior approval of Landlord, which approval shall not be unreasonably withheld. Landlord acknowledges that it has approved both Price Davis, Edison Ford, and Frank H. Conner Company as Tenant's Contractor. Tenant's Contractor will apply for and obtain all permits, licenses and certificates for the construction of Tenant's Leasehold improvements and for the occupancy Premises by Tenant. Tenant warrants to Landlord that Tenant Leasehold improvements to be installed by its Contractor shall be completed in a good and workmanlike manner and comply with all applicable governmental laws, rules and regulations. Tenant's representative and Landlord's representative will coordinate construction of Tenant Improvements and the payment of invoices for labor and materials and will adopt procedures which shall include, without limitation (i) payment of invoices to Tenant's Contractor by landlord within fifteen (15) days after Tenant's written approval; (ii) procedures required by Landlord's Construction Lender; (iii) execution of lien waivers; (iv) resolution of disputes. Landlord and Landlord's representative shall have no liability or obligation to Tenant regarding the quality or fitness of Tenant's leasehold improvements.

Tenant shall not allow any labor or material liens to attach to the real property and will promptly cause such liens to be bonded or released and hold Landlord harmless except for those liens caused by Landlord's delinquency in payment of tenant's contractor invoices approved and submitted to Landlord for approval.
1.7    Representatives. Landlord and Tenant shall each designate in writing an authorized representative, the "Landlord's Representative" and the "Tenant's Representative", who shall represent the respective parties in matters relating to this Lease including project planning, design, project changes, and construction. Each party's representative shall be sufficiently competent in the project processes so as not to cause any undue delay to the project. Each party may, from time to time, change its authorized representative upon fifteen (15) days written notice to the other.
Tenant's Representative for this activity shall be
Anthony Esposito
Owens Coming
2790 Columbus Road, Route 16
Granville OH 43023.1200
Phone: (740) 321-5344
Fax: (740) 321-4347
Landlord's Representative for this activity shall be
Michael Schneider
Bedford Village, S.A.
Post Office Box 810904
Boca Raton FL 33481
Phone: 561/241-6122
Fax: (561) 241-6133.
ARTICLE I-A. LANDLORD'S GENERAL REPRESENTATIONS AND WARRANTIES
Landlord hereby represents, warrants and covenants to Tenant that:
(a)The Building and Premises(excluding those portions of the improvements constructed or installed by Tenant or Tenant's Contractors) will, at the time possession of the Premises is delivered to Tenant, be in good repair and condition and comply with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and offices, and all orders, rules and regulations of the National Board of Fire Underwriters or any other body or bodies exercising similar functions, which may be applicable to the Building or Premises and to the sidewalks, alleyways, passageways and curbs adjoining the same or to the occupancy, use or manner of use of the Building or Premises or the owners, tenants or occupants thereof;
(b)Landlord will defend the title to the Premises, and will indemnify Tenant from any damage and expense which Tenant may suffer by reason of any lien, encumbrance, restriction or defect in the title or description herein of the Premises except for the permitted exceptions as shown on Exhibit C;
(c)Tenant is entitled to exclusive possession of the Premises for the Primal)' Term and any renewal term of the Lease subject to the terms of this Lease;
(d)There are no covenants, conditions, restrictions, easements or other matters of record or in place which would interfere with Tenant's permitted use of the Premises; except for the permitted exceptions, zoning, and other land use regulations.
(e)Electricity, water, sanitary sewer, storm or drainage sewer or ditch, and any and all other utilities have been extended or are available as shown on the Plans and Specifications of the current building as provided by Landlord to the Premises.
The representations, warranties, covenants and obligations of Landlord under this Article shall survive Tenant's acceptance of the Premises.
ARTICLE II. RENT
2.1    Base Rent. Beginning on January 1, 2000 (the "Commencement Date"), Tenant shall pay to Landlord during the Primary Term of this Lease, without setoff, deduction or demand, the monthly Total Rent as set forth on Exhibit D {the "Total Rent"). The Total Rent shall be payable in advance on or before the first day of each calendar month at Landlord's notice address of P.O. Box 810904, Boca Raton, Florida 33481 The term "Rent" is hereby deemed to mean the Base Rent, Tenant Improvement Allowance, and any Additional Rent, as herein defined, payable by Tenant under this Lease, and Landlord shall have all rights to enforce due and timely payment by Tenant of Additional Rent as are available to Landlord with regard to Total Rent

Upon execution of this Lease by Landlord and Tenant, Tenant shall pay to Landlord the sum of $38,352.00 (thirty eight thousand three hundred fifty two) to be used by Landlord as Rent payment for the month of January, 2000. See attached Exhibit D for adjustments to annual rent.
2.2    Tenant Leasehold Improvements Allowance. Landlord will provide to Tenant a Tenant Leasehold Improvement Allowance in the amount of (and not to exceed) $1,800,000.00 (1.8 million) to be used by Tenant's Contractor to complete Tenant's Leasehold Improvements provided for in the Plans and Specification (Exhibits B and B·I) herein attached. The tern "Tenant Leasehold Improvement Allowance" as used herein shall include without limitation work and material described in the Plans and Specifications approved by Landlord and Tenant in the event that the actual construction costs to complete Tenant's Leasehold Improvements are Jess than the Tenant's Leasehold Improvement Allowance provided by Landlord, Landlord will reduce the Rent proportionately and provide the Tenant with supporting documentation to substantiate Rent reduction amount. Conversely, if actual construction costs exceed the Tenant Improvement Allowance, Tenant shall pay the additional costs in excess of Tenant Improvement Allowance within thirty (30) days after receipt of invoice(s) and supporting documentation from Landlord or Contractor (or within such time as required by Contractor if payments are made directly by Tenant to Contractor). Landlord shall not be required to amortize leasehold improvement costs in excess of $1,800,000.00 (1.8 million). Exhibit D reflects the rental schedule based upon Tenant leasehold improvements in the amount of $1,700,000.00 (1.7 million). If Tenant Leasehold Improvements are less than $1,700,000, the rent schedule will be adjusted downward over the 15 year lease term based upon the variables set forth on Exhibit D attached. If Tenant
Leasehold improvements exceed $1,700,000.00 (1.7 million) rent shall be adjusted based upon the variables or examples -as set forth in Exhibit D.
2.3    Real Estate Taxes and Assessments. Tenant shall promptly pay directly to the taxing authority upon receipt of a bona fide tax statement but no later than December 31 of each calendar year indicating taxes and assessments and the amount due the taxing authority:
(i)     100% of the real estate taxes and assessments levied against the land and Buildings of the Premises on parcel described in Exhibit A and A·I hereto including any future levies or taxes during the lease tern in the nature of ad valorem tax or assessment or services assessment; and
(ii)    100% of all business occupation taxes, sales tax, or other governmental taxes levied against the Premises, or arising out of the rental of the Premises, excluding income tax, capital stock, estate or inheritance taxes. The amount due for all partial calendar years shall be prorated on per diem basis. Tenant shall submit to Landlord proof of payment of taxes within 30 days after payment. Tenant shall also pay directly to the International Business Park Association, Inc. annual and special assessments as they become due, which are currently $95.00 per acre per year, due and payable annually. Tenant shall have the right to challenge and protest ad valorem taxes at Tenant's sole cost and expense and will save Landlord harmless from any loss or liability as a result of such challenge or protest.
2.4 Prorating of Rent. If the Commencement Date is not on the first day of the month or if the Termination Date is not on the last day of the month, a prorated monthly installment of any and all Rent payable under Article Il sha11 be paid in advance for the fractional month during which the Commencement Date or the Termination Date occurs.
ARTICLE III. LANDLORD SERVICES
3.1    Services and Items to be furnished.
A.Keys to the Premises in its present condition (1 front door, 2 rear "man" doors, 2 electrical control panels).
B.Reasonable use, by Tenant and its employees, agents and invitees, of all Common Areas of the International Business Park in which Premises is located in accordance with the Declaration of Protective Covenants, Restrictions, and Architectural Guidelines recorded in Book 1345 Page 127of the Cabarrus County Registry.
There are presently no usable common or recreational areas within The International Business Park.
3.2     Repairs and Maintenance. Landlord shall provide all repairs to the roof and structural portions of walls except those repairs necessitated by the acts or omissions of Tenant, its agents, employees, independent contractors or invitees. In the event Landlord fails to provide such repairs and maintenance required hereunder within a reasonable time period after written notice from Tenant, such reasonable time period to be determined by the nature of the work, Tenant may within ten (IO) business days after such notice (or two (2) business days in the event of an emergency), if Landlord has not commenced the necessary repairs and/or maintenance, elect to provide such repairs and/or maintenance and invoice the Landlord for reasonable costs thereof {provided along therewith substantiation of such costs). If Landlord fails to pay such invoice within thirty (30) days from receipt of such invoice, Tenant shall have the right to offset such costs against rent due hereunder. Tenant shall (i) proceed in accordance with all applicable rules, laws and governmental regulations; (ii) use only such contractors, suppliers, etc. as are duly licensed and insured to effect such repairs and who perform such repairs in comparable industrial parks in the normal course of their business; (iii) upon commencing such repairs, complete the same within a reasonable period of time; and (iv) effect such repairs in a good and workmanlike quality.

ARTICLE IV. MISCELLANEOUS TENANT OBLIGATIONS
4.1     Use of Premises. Tenant may use the Premises for general office and manufacturing as described in the Process Description furnished by Tenant as Exhibit E and for no other purpose without Landlord's prior written consent. Tenant will conduct its business in such a manner as not to unreasonably interfere with the conduct of Landlord's business or that of other tenants of The International Business Park. Tenant will not use or permit the Premises to be used for any unlawful use nor for any use deemed by Landlord to be disreputable or hazardous nor for any use in violation of any present or future laws, rules, orders, ordinances or regulations.
4.2    Alterations.
(A)Tenant will make no alterations, decorations, additions or improvements (other than minor redecorating or installation of removable Tenant improvements) in or to the Premises (collectively called "Alterations") without Landlord's prior written consent and approval of the Architectural Review Committee if applicable. As a condition precedent to the Landlord's consent, Tenant shall deliver to the Landlord written plans and specifications for all such Alterations where the aggregate cost exceeds $25,000 Such plans and specifications shall be deemed to be accepted if Tenant has not received Landlord's notice of rejection of such plans and specifications within fifteen (15) days of the receipt thereof by Landlord. Tenant shall comply with the reasonable requirements of Landlord, the International ·Business Park Architectural Review Committee, if applicable, and with all governmental rules and regulations in connection with such Alterations. At all reasonable times, Landlord shall have the right to inspect, copy, and audit all documents that relate to Alterations at Landlord's cost and expense. Tenant shall not permit any mechanic's, materialmen’s or other liens to stand against the Premises or the Building for work or materials furnished to Tenant. Except as otherwise agreed by Landlord and Tenant, all Alterations, additions, substitutions and improvements made and installed by or for Tenant, whether at Tenant's or Landlord's cost, shall be and remain Landlord's property, and Tenant shall not remove such without the written consent of Landlord, provided, however, that unless otherwise agreed in writing, Tenant shall have the right to remove any Alterations, additions, or improvements installed at the expense of Tenant, but Tenant shall repair all damage to the Premises caused by such removal. Upon expiration of termination of the lease, Tenant shall upon demand of Landlord, remove some or all of the Alterations (4.2(A)) and Tenant leasehold improvements. (Exhibit B and B-1).
(B)From time to time Tenant will make changes and improvements in its process that Involve the installation or removal of capital equipment from the Premises. Should these improvements not require modifications to the Premises to accommodate the equipment (including but not limited to roof cuts, floor cuts, plumbing, electrical wiring, exterior wall modifications for venting and other structural modifications) then such process related Improvements shall not be deemed to be "Alterations" under Section 4.2 (A) and the Landlord shall not require notification of same. Such installation or removal of capital equipment and changes or improvements to Tenant's process should be performed in a workmanlike manner and in compliance with all applicable laws, rules, codes and regulations.
4.3    Signs. Tenant may place any signs on the premises with the prior written approval of Landlord and the Architectural Review Committee of The International Business Park, and must provide preventive maintenance on all Tenant signs.
4.4    Janitorial Service. Tenant, at its expense, shall be responsible for all janitorial services required with respect to the interior of the Premises.
4.5    Assignment and Subletting. Except for other divisions, subdivisions, or business units of Tenant, subsidiaries, affiliates, joint ventures, or assignees succeeding to all or a portion of the assets of Tenant or any division, subdivision for business unit thereof ("Related Parties"), Tenant shall not assign this Lease, or any interest therein and shall not subject the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person to occupy or use the Premises, or any portion thereof, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Landlord shall be given prior written notice of any assignment or sublease and Tenant shall remain liable notwithstanding such assignment or sublease. If Tenant subleases or assigns this lease to a subtenant or assignee who is not a Related Party, Landlord shall be entitled to 50% of the additional rental income, net of the initial real estate transactional expenses incurred by Tenant (i.e. commissions, legal fees, etc.) and verified by Landlord.
4.6    Condition of Premises at End of Term. Upon expiration or termination of this Lease, Tenant shall peaceably and quietly leave and surrender the Premises in as good condition as they are on the Commencement Date or may thereafter be put, excepting ordinary wear and tear, repairs and replacements required to be made by perform, and loss by fire, casualty and uninsured causes beyond Tenant's reasonable control.
4.7    Tenant's Maintenance and Repairs of Premises. Except for those repairs or replacements necessitated by the acts or omissions of the Landlord, its agents, employees, licensees, contractors, or invitees, and which are not specifically described to be obligations of the Landlord in Section 3.2, Tenant shall at its sole cost and expense, maintain in good and tenantable condition and repair the parking lots, driveways, loading areas, adjacent sidewalks (including snow and ice removal), landscaping/lawn care, signs, and do all repairs and maintenance becoming necessary in or upon the Premises during the tern of this Lease, including but not limited to the doors and door jambs, both inside and outside, loading docks, floors, interior ceilings, windows and window casings and sills, both inside and outside, gutters and downspouts, and plate or other glass windows and doors, and make all repairs and do all acts of maintenance becoming necessary during the term of this Lease, and to replace all worn out and broken parts of the heating, ventilation, plumbing, and electrica1 systems as well as the air-conditioning and sprinkler systems and equipment, and to enter into service contracts on behalf of Tenant, only, for the maintenance of the heating, air- conditioning, and sprinkler systems. No service contract shall extend beyond the term of this lease or any renewal terms thereof. Tenant shall maintain the Leased Premises in clean, attractive condition comparable to the quality and condition of other facilities within the Industrial Business Park and in accordance with the Architectural guidelines; also make all necessary replacements to and renewals of all parts of the premises equal in quality and class to the original work, ordinary wear and tear excepted. In the event Tenant fails to provide such repairs and maintenance required herein within a reasonable time period after written notice from Landlord, such reasonable time period to be determined by the nature of the work, Landlord may within ten (10) business days after such notice (or two (2) business days in the event of an emergency), if Tenant has not commenced the necessary repairs and/or maintenance, elect to provide such repairs and/or maintenance and invoice the Tenant for reasonable costs thereof {provided along therewith substantiation of such costs). If Tenant fails to pay such invoice within thirty (3) days from date of receipt of such invoice, Landlord may treat such failure as a breach of the Lease Agreement.
4.8    Utilities. Tenant shall pay the costs of all utilities serving the Premises directly to the appropriate vendor. Landlord does not warrant the uninterrupted availability of such utilities, and any interruption shall not be deemed an eviction or disturbance of Tenant's right to possession, occupancy and use of the Premises or any part thereof or render Landlord liable to Tenant for damages by abatement of rent or otherwise or relive Tenant from the obligation to perform its covenants under this Lease.
ARTICLE V. RIGHTS RESERVED TO LANDLORD
Landlord reserves the right to enter the Premises at reasonable times to inspect same, to show the Premises to prospective purchasers or tenants and to mortgagees, and to make such repairs, alterations, decorations, improvements and additions as Landlord deems necessary or desirable for the safety, preservation or improvement of the Premises. Except in the case of an emergency or as otherwise agreed by Tenant, (i) Landlord shall give Tenant at least twenty-four (24) hours' notice of any such entry, (ii) such entries shall be made subject to Tenant's normal and reasonable security requirements and (iii) such entries shall be during Tenant's normal business hours.
ARTICLE VI. TENANTS PROPERTY
6.1    Ownership. All furniture, furnishings, equipment and trade fixtures owned by Tenant or installed at Tenant's expense shall remain the personal property of Tenant, and, at Landlord's request, shall be removed by Tenant upon expiration or termination of this Lease. Tenant shall repair any damage to the Premises or Building caused by such removal.
6.2    Damage. Landlord shall not be liable for and Tenant shall hold Landlord harmless from liability for any damage to or loss of the property of Tenant or of others located in the Premises except to the extent such damage or loss results from the acts or omissions of Landlord or its agents, employees or contractors. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling materials or objects, steam, gas, electricity, water, sewage, rain, snow or leaks from any part of the Premises or the Building. Except to the extent such injury or damage results from the negligence or willful misconduct of the Landlord. Landlord shall not be liable for any damage caused by other tenants of The International Business Park or by the public, or caused by operations in the construction of private, public and quasi-public work.
ARTICLE VII. FIRE AND CASUALTY
If the Premises are damaged by fire or other casualty, upon notice thereof given to Landlord by Tenant, the damages shall be repaired by Landlord utilizing the insurance proceeds provided for in Article VIII, and all rent until such repairs are made shall be reduced in the proportion which the part of the Premises which is not usable by Tenant bears to the rentable space in the Premises, provided, if so much of Tenant's useable space in the Premises is so taken so that the remaining portion, in Tenant's reasonable judgment, is unsuitable for its continued occupation, Tenant may elect to vacate the Premises, in which case all rent shall so abate. Landlord shall not be obligated to repair damage to or to replace alterations or ·additions owned by Tenant or any fixtures, furniture, furnishings, equipment or other property of Tenant. Such repairs and replacements shall be made by and at the sole cost and expense of Tenant. If the Premises are rendered wholly untenantable, all rent shall abate from the date of such damage. If the Premises shall be so damaged, that in Landlord's opinion, more than twenty-five percent (25%) of the Premises shall require alteration, demolition or reconstruction, then Landlord may, not later than thirty (30) 9ays following the damage, give Tenant notice in writing terminating this Lease. If Landlord elects to restore the Premises, then Landlord shall give Tenant notice of such intent within thirty (30) days following the damage, and Landlord shall promptly thereafter commence such reconstruction and diligently pursue such reconstruction in good faith, and shall complete such repairs, subject to matters beyond its control, within a reasonable time but no later than one hundred and eighty (180) days after such damage If Landlord does not give such notice of intent within thirty (30) days or complete such repairs within one hundred eighty (180) days, Tenant shall have the right to terminate this Lease by giving written notice to Landlord at the end of said thirty (30) days or at the end of the one hundred eighty (180) day period if repairs are not substantially completed. If Tenant so terminates this Lease, rent hereunder, to the extent not otherwise abated, shall be due from

Tenant to Landlord up to the date Tenant vacated the Premises. If any Tenant improvements are so damaged by fire or other casualty and the same are owned in whole or in part by Tenant, Tenant shall contribute to any repair or replacement therefor in proportion to Tenant's ownership. Tenant shall be responsible for all rent, damage or casualty to the premises not covered by insurance and which is caused by the acts, omissions or negligence of Tenant, its employees or agents.
ARTICLE VIII. INSURANCE/WAIVER OF SUBROGATION
8.1    Casualty Insurance.
(a)So long as this Lease remains in effect Tenant, at its expense, will maintain or cause to be maintained with insurers approved by Landlord O) insurance with respect to the building and other improvements of the premises against loss or damage by fire, lightning and other risks from time to time included under extended coverage endorsements in an amount no less than full replacement value of the buildings and improvements; (ii) rent or use and occupancy or rental value insurance in an amount at least sufficient to meet the payments for one (I) year of the fixed rental provided in this Lease agreement; (iii) such other insurance-on the improvements and in such amounts as may from time to time be reasonably required by Landlord against other insurable hazards which at the time are commonly insured against in the case of premises similarly situated.
(b)All insurance required to be maintained pursuant to this section shall name landlord, its lenders and Tenant as loss payee, as their respective interest may appear and provide that no cancellation thereof sha11 be effective until at least thirty (30) days after written notice to Landlord, it lenders and Tenant. All insurance proceeds paid to Tenant and Landlord shall be held in trust by Landlord for application in the manner set forth in Article VII hereof.
(c)Tenant shall maintain such fire and extended coverage insurance with respect to any personal property located in, on or about the Premises in which Tenant has an insurance interest, as Tenant deems necessary to protect and insure its interest in such property.
8.2    General Public Liability Insurance.
(a)     Landlord shall keep in full force and effect during the term of this Lease public liability and property damage insurance with respect to the Building and adjoining property, naming Tenant as an additional insured and having a minimum limit of combined coverage of bodily injury and property damage of not less than One Million Dollars (St, 000,000.00).
(b)Tenant shall keep in full force and effect during the term of this Lease public liability and property damage insurance with respect to the Premises and Tenant's use and occupancy thereof, naming Landlord as an additional insured and having a minimum limit of combined coverage of bodily injury and property damage of not less than Five Million Dollars ($5,000,000.00).
(c)Such policies of insurance shall contain a clause that the insurer will not cancel or materially change the insurance without first giving Landlord and Tenant thirty (30) days' prior written notice. Tenant and Landlord shall deliver to the other party a copy of the policy or a certificate of insurance maintained by such pursuant to this Section.
8.3    Waiver of Subrogation. Landlord and Tenant hereby release each other and each other's employees and agents from any and all liability for any toss of or damage or injury to person or property occurring in, on or about, the Premises, or personal property within the Premises, by reason of fire or other casualty to the extent of insurance proceeds paid for such Joss or casualty, regardless of cause, including the negligence of Landlord or Tenant and their respective employees or agents, and agree that such insurance carried by either of them shall contain a clause whereby the insurer waives its right of subrogation against the other party. Because the provisions of this Section 8.3 are intended to preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurer or any other person, each party to this Lease shall give to each insurance company which has issued to it one or more policies of fire and extended coverage insurance notice of the provisions of this Section 8.3 and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this Section 8.3.
ARTICLE IX. EMINENT DOMAIN
If the Building shall be condemned and taken for any public use, or more than 25% of Tenant's useable space in the Premises is so taken so that the remaining portion, in Tenant's reasonable judgment, is unsuitable for its continued occupation, this Lease shall terminate on the date the right to occupy the Premises shall vest in the condemn or, and Landlord shall refund to Tenant any prepaid rent. All damages awarded for such taking shall belong to Landlord whether such damages shall be awarded as compensation for diminution In value of the leasehold or to the fee; provided, however, Landlord shall not be entitled to any award made to Tenant for loss of business, for the taking of its trade fixtures or for its moving expenses or other forms of compensation and damages for other than the fee or economic value of the unexpired term of this Lease.

ARTICLE X. DEFAULT BY TENANT
If any rent shall be in arrears and unpaid for ten (10) days after written notice to Tenant, or if Tenant shall be in default under any other provisions of this Lease and remain so for thirty (30) days after Landlord has notified Tenant in writing of such default, or if Tenant shall tile a petition for relief under the Bankruptcy Act, or shall make an assignment for the benefit of creditors, or if Tenant shall be adjudged a bankrupt, or if Tenant's interest shall be levied upon under execution, or seized by virtue of any decree of a court of competent jurisdiction by appointment of a receiver or otherwise, and such order is in effect for thirty (30) days or more, then, and in any such event, Landlord may, at its option, immediately and without notice to Tenant or any other person, enter and take possession of the Premises and terminate this Lease without prejudice to any other remedies or rights of Landlord, and every obligation of Landlord shall terminate. In the event of such repossession, Landlord may nevertheless recover from Tenant all rent and other sums due hereunder up to the time of such entry and such further sums, if any, as Landlord may be entitled to under the Bankruptcy Act or other applicable laws then existing. Landlord shall also have the right and option in any such event, to relet the Premises for the account of Tenant without such reletting constituting a termination of this Lease, and Tenant shall be liable for any deficiency between the rent herein reserved and the net proceeds realized by such reletting, and Tenant shall also be liable In the event of such reletting for such reasonable expenses; including attorney fees, repairs, changes, alterations or additions in or to the Premises as may be necessary in the opinion of the Landlord for such reletting. In the event that Tenant fails to pay rent or any other charges provided for in the lease on or before their due date, Landlord shall also be entitled to interest on the unpaid amount at the First Union National Bank (or successor) prime rate plus 5% per annum until such payment is received by Landlord should any monthly installments of rent not be paid on or before its due date on two or more occasions in any twelve (12) month period, Landlord may impose a late charge of 2% of the amount of such monthly installments which should be in addition to other remedies available to Landlord.
ARTICLE XI. HOLDING OVER
If Tenant remains in possession of the Premises after the expiration of the term hereof without having first extended this Lease by written agreement with Landlord, Tenant shall be deemed to be a Tenant at will and in all other respects, except for the duration of the term, the provisions of this Lease shall govern the rights and liabilities of Landlord and Tenant except rent shall be at one hundred and fifty percent 150% of the then current rate after the second month of the hold over period.
ARTICLE XII. SUBORDINATION
This Lease, including any extensions or renewals thereof, is and shall remain subject and subordinate to all easements and mortgages which may now or hereafter affect the Building heretofore and hereafter made. Tenant shall promptly execute any instruments or certificates that Landlord may reasonably request in confirmation of such subordination. Tenant shall give any mortgagee by registered mail a copy of any notice of default served on Landlord, provided that prior to such notice Tenant has been notified, in writing of the address of such mortgagee; and the mortgagee shall have thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default, (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued. If in the event of the foreclosure of any mortgage, the land and/or the Building is sold and/or conveyed, Tenant will attorn to the grantee and shall continue to be obligated to perform all of Tenant's obligations under this Lease if Tenant's continued use and occupancy of the Premises, while Tenant is not in default hereunder, are enforceable under the terms of a non-disturbance covenant or agreement binding on such grantee. Notwithstanding, anything contained herein to the contrary, Tenant shall not be required to subordinate its interest in this Lease or its rights hereunder to any mortgagee unless and until such party shall have entered into a subordination and non-disturbance agreement with Tenant Landlord agrees to secure for Tenant, prior to the Commencement Date, attornment and non-disturbance agreements from any current mortgagee.
ARTICLE XIII. OPTION TO RENEW TERM
Tenant shall have the right and option to renew and extend the term of this Lease for one (1) extended term of five (5) years (the "Extended Term"), upon the same terms and conditions except Base Rent, which shall be determined as set forth herein below provided Tenant is not in default. The Extended Term shall commence on the day immediately succeeding the expiration date of the Primary Term, and shall end at midnight on the day immediately preceding the fifth (5th) anniversary of the first day of such Extended Term. Tenant shall exercise its right to lease the premises for the Extended Term by giving notice of such exercise to Landlord at least one hundred and eighty (180) days prior to the beginning of the Extended Term, provided Tenant shall not Jose any option to renew unless and until Tenant has had at least ten (10) days following receipt from Landlord of notice of the expiration of such option to renew in which to exercise its option to renew. Reference to the "term" of this Lease shall include the Extended Term. Base Rent for the Extended Term shall be determined by an appraisal to be performed by a mutually selected and qualified appraiser licensed by the State of North Carolina having a designation comparable to the current M.A.I. standard who shall render a fair market/rental value. In the event that Landlord and Tenant cannot agree on the selection of an appraiser, or a fair rental value each shall select one appraiser and the two so chosen shall select a third appraiser. The three appraisers shall arrive at a single fair rental value by average, majority vote or such other method as the appraisers determine. The appraisal process shall be commenced in sufficient time so that it will be completed no later than ninety (90) days prior to the lease term. The cost of the initial appraisal(s) shall be paid by Tenant. The fee for the second appraiser shall be paid by Landlord and the cost of the third appraiser, if necessary, shall be shared equally by Landlord and Tenant.
ARTICLE XIV. QUIET ENJOYMENT
Landlord covenants and agrees that if Tenant shall perform all the covenants and agreements herein stipulated to be performed on Tenant's part, Tenant shall at all times during the continuance hereof have the peaceable and quiet enjoyment and possession of the Premises without any hindrance from Landlord or any person or persons lawfully claiming the Premises.
ARTICLE XV. ENVIRONMENTAL WARRANTIES/INDEMNITIES
15.1    Landlord's Warranties and Representations. Landlord hereby warrants, represents and covenants to Tenant that to the best of Landlord's knowledge:
(A)    the Building and Premises are in compliance with all laws, rules and regulations pertaining to environmental matters; and
(B)    to the best of Landlord's knowledge, any handling, transportation, storage, treatment or usage of Hazardous Substances that has occurred in the Building or on the Premises to date has been in compliance with all applicable federal, state and local laws, regulations, and ordinances. Landlord further represents and warrants that, to the best of Landlord's knowledge, no leak, spill, release, discharge, emission, or disposal of any Hazardous Substances has occurred in the Building, on an adjacent property or on the Premises to date and that the soil, ground water, and soil vapor on or under the Building is free of Hazardous Substances as of the date that the term of this Lease commences.
15.2    Landlord’s Indemnity. Landlord shall indemnify, defend and hold harmless Tenant and its officers, employees and agents from and against any and all claims, demands, penalties, fines, liabilities, settlements, suits, damages, losses, injuries, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, including, without limitation, attorneys' and consultants' fees and disbursements and investigation and laboratory fees arising out of, and in any way related to: (i) the storage, use, possession, presence, disposal, release or threat of release of any Hazardous Substance at any time (whether prior to, during, or after the term of the Lease) by Landlord, its agents, employees, or contractors of the Premises, in, on, from or affecting the Premises, Building and surrounding land owned by Landlord (collectively, the "Property"); (ii) any personal injury (including without limitation, wrongful death) or property damage (real or personal) arising out of or related to any such Hazardous Substance; (iii) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Substance, and/or any intentional or unintentional act or omission on the part of Landlord, its agents, contractors, or employees (other than Tenant, its agents, employees contractors, licensees, invitees or subtenants of the Premises) which violate any Environmental Law.
15.3     Tenant’s Indemnity. Tenant shall indemnify, defend and hold harmless Landlord, its officers, employees and agents from and against any and all claims, demands, penalties, fines, liabilities, settlements, suits, damages, losses, injuries, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, including, without limitation, attorneys' and consultants' fees and disbursements and investigation and laboratory fees arising out of, and in any way related to: (i) the storage, use, possession, presence, disposal, release, or threat of release of any Hazardous Substance as a result of any act or omission of Tenant, its agents, employees, or contractors, in, on, from or affecting the Property; (ii) any personal injury (including without limitation, wrongful death) or property damage (real or personal) arising out of or related to any such Hazardous Substance; (iii) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Substance, and/or any intentional or unintentional act or omission on the part of Tenant, its agents, employees, contractors, which violate any Environmental Law.
15.4    Survival. The indemnities set forth in this Article XVII shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release the parties hereto from their obligations under this Lease with respect to Hazardous Substances or storage tanks, unless specifically so agreed by Landlord and Tenant in writing at the time of such agreement.
15.5    Definitions. As used in this Article XVH, the term "Hazardous Substances" means any toxic or hazardous substance, material or waste which is or becomes regulated by any local governmental authority, the State of North Carolina, or the United States Government The term "Hazardous Substances" includes, without limitation, any material or substance which is (i) defined as a "hazardous substance" under the Jaws of the State of North Carolina, (ii) petroleum, (iii) asbestos, (iv) designated as a ''hazardous substance" pursuant to '311 of the Federal Water Pollution Control Act (33 U.S.C. 1321), (v) defined as a "hazardous waste" pursuant to '1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), (vi) defined as a "hazardous substance" pursuant to '101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601), (vii) defined as a "regulated substance" pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. 6991 et seq., (viii) defined as a "chemical substance" pursuant to '3, Toxic

Substances Control Act (15 U.S.C. "2601 through 2629), or (ix) as a "hazardous air pollutant" pursuant to 'I 12,the Clean Air Act (42 U.S.C. 'T401) et seq., as have been amended from time to time.
ARTICLE XVI. MISCELLANEOUS
16.1    Notices. Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or mailed by registered or certified mail in a postpaid envelope addressed as follows:

If to Landlord:	Bedford Village S.A. c/o Mr. Slate Tuttle
P.O. Box 2
708 McLain Road
Kannapolis, North Carolina 28082

Copy to:	Bedford Village S.A.
P.O. Box 810904
Boca Raton, Florida 33481

If to Tenant:	Owens Corning
C/O Corporate Real Estate 1/E
One Owens Corning Parkway
Toledo, Ohio 43659

Copy:	Plan Manager
4535 Enterprise Drive
Concord NC 28027
or at such other address as Tenant or Landlord, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, upon delivery thereof, and if mailed, upon the third day after the mailing thereof.
16.2    Entire Agreement. This Lease constitutes the sole agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter. Landlord and its agents have made no representations or promises with respect to the Premises or the Building except as herein expressly set forth.
16.3    No Waiver. No waiver by Landlord of any breach of any provisions of this Lease shall be deemed to be a waiver of any other breach of the same or any other provision. The granting of any consent by Landlord to any act of Tenant requiring Landlord's consent under the terms of this Lease or the failure on the part of Landlord to object to any such action taken by Tenant without Landlord's consent, shall not be deemed a waiver by Landlord of its right to require such consent for any further similar act by Tenant.
16.4    Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.
16.5    Persons Bound. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, lega1 representatives, successors and assigns when permitted by this Lease.
16.6    Governing Law. This Lease shall be construed pursuant to the laws of the State of North Carolina.
16.7    Amendment. No amendment or modification of the terms hereof shall be binding unless the same shall be in writing and duly executed by the parties hereto.
16.8    Remedies Cumulative. The rights and remedies provided by this Lease are cumulative, and the use of any one right or remedy by either party shall not preclude the use of any or all other rights and remedies. Said rights and remedies are given in addition to any other rights and remedies the parties may have by law.
16.9    Force Majeure. Neither Landlord nor Tenant shall be required to perform any term, condition or covenant in this Lease so long as such performance is prevented by any cause not reasonably within the control of Landlord or Tenant and which by the exercise of due diligence Landlord or Tenant is unable, wholly or in part, to prevent or overcome. This section shall not operate to excuse Tenant from the prompt payment of rent, charges or other payments required by the terms of this Lease.

16.10    Certificates. Upon request in writing from Landlord from time to time, Tenant will execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there l1ave been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which rent and other charges have been paid.
16.11    Brokerage Claims. Landlord and Tenant each covenant to indemnify and hold the other harmless from and against any and all cost, expense or liability for any compensation, commission or charge claimed by any broker or agent claiming by or through such party with respect to this Lease or the negotiation thereof. The parties acknowledge that Landlord is represented by Trinity Partners and Tenant is represented by Fischer & Company in the negotiations and intended consummation of this Lease agreement Landlord shall pay commissions to Trinity Partners and Trinity Partners shall pay commissions to Fisher & Company in accordance with separate written agreements.
16.12    Consents by Landlord. Whenever under this Lease provision is made for Tenant to secure the consent or approval of Landlord, such consent or approval shall not be unreasonably withheld or delayed.
16.13     Authority of Tenant. Landlord and Tenant each acknowledge that it has all the corporate power and authority to execute and enter into this Lease, and that the person executing this Lease on their behalf has been authorized to execute and deliver this Lease.
16.14     Compliance with Laws. Tenant shall, at its expense, comply promptly with all applicable statutes, ordinances, rules and orders applicable to (i) Tenant's use and occupancy of the Premises, and (ii) the Premises for the correction and abatement of nuisances and other grievances arising from Tenant's use of the Premises. Landlord shall, at its expense, comply promptly with all applicable statutes, ordinances, rules and orders applicable to the Building and Premises for the correction and abatement of nuisances and other grievances arising from matters other than Tenant's use of the Premises.
16.15     Waiver of Jury Trial. Landlord and Tenant agree that, to the extent permitted by law, each shall and by this provision do hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Lease.
16.16     Architectural Drawings. Landlord shall, prior to the Commencement Date, furnish Tenant with two sets of scale drawings of the Premises which shall be drawn to scale and show all dimensions, including without limitation, all obstructions and fixtures.
[BALANCE OF THIS PAGE INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties have executed this Lease as of the 2 day of September 1999.

ATTEST:		LANDLORD:
(CORPORATE SEAL)		Bedford Village, S.A. d/b/a Bedford Village, S.A., Inc.

[Illegible]	By:	[Illegible]
Secretary	Its:	Assistant Vice President

ATTEST:		TENANT:
(CORPORATE SEAL)		Owens Corning, a Delaware corporation

[Illegible]	By:	/s/ C. Jackson Snyder
Secretary	Its:	Assistant Treasurer

EXHIBIT D
Rent Schedules
OWENS CORNING RENT SCHEDULE

	Base Rent		Tenant Improvement Allowance			Total Rent
Year	$/S.F.	Annual $	$/S.F.	Annual $	$/S.F.	Annual Rent	Monthly Rent
1	$3.73	$228,276	$3.79	$231,948	$7.52	$460,224	$38,352
2	$3.80	$232,560	$2.87	$236,844	$7.67	$469,404	$39,117
3	$3.88	$237,456	$3.94	$241,128	$7.82	$478,584	$39,882
4	$3.96	$242,352	$4.02	$246,024	$7.98	$488,376	$40,698
5	$4.04	$247,248	$4.10	$250,920	$8.14	$498,168	$41,514
6	$4.12	$252,144	$4.18	$255,816	$8.30	$507,960	$42,330
7	$4.20	$257,040	$4.27	$261,324	$8.47	$518,364	$43,197
8	$4.28	$261,936	$4.36	$266,832	$8.64	$528,768	$44,064
9	$4.37	$267,444	$4.44	$271,728	$8.81	$539,172	$44,931
10	$4.46	$272,952	$4.53	$277,236	$8.99	$550,188	$45,849
11	$4.55	$278,460	$4.62	$282,744	$9.17	$561,204	$46,767
12	$4.64	$283,968	$4.71	$288,252	$9.35	$572,220	$47,685
13	$4.73	$289,476	$4.81	$294,372	$9.54	$583,848	$48,654
14	$4.82	$294,984	$4.91	$300,492	$9.73	$595,476	$49,623
15	$4.93	$301,716	$4.99	$305,388	$9.92	$607,104	$50,592
		$3,948,012		$4,011,048		$7,959,060
This exhibit consists of a spreadsheet showing the annual rent assuming (i) Landlord financed leasehold improvements of $1,700,000 and (ii) a 2% increase in the C.P.I. index for each lease year subsequent to the first lease year. Should the C.P.I. increase by more than 2% in any lease year (January through December), the rent for the next lease year shall increase by the same percentage increase subject to a maximum increase or "ceiling" of 2.5% annually. Annual rent shall increase by a minimum or "floor" of 2% each lease year beginning with the second lease year (January 2001 - December 2001).
Increases in rent by reason of a rise in the C.P.I. above 2.0% shall be effective in January of each year and shall be determined by Landlord as soon as practical after the C.P.I. data becomes available. Retroactive or lump sum payments for the early months of each year prior to the C.P.I. data being available, shall be paid by Tenant within fifteen (15) days written notice from Landlord and delivery of C.P.I. data.
The term C.P.I shall mean the Consumer Price Index for all Urban Consumers as published by the Bureau of Labor Statistics for the United States Department of Labor (1982-84=100) for the twelve month period beginning on January 1st and ending on December 31st of each year.
If leasehold improvements paid by Landlord are less than $1.700,000, the initial total rent rate of $7.52 per square foot per year shall decrease by $.01 (1 cent) per square foot per year for each $10,000 reduction below $1,700,000. For example, if actual Landlord paid tenant improvements are $1,650,000 the initial total rent rate shall be $7.47 (per square foot per year for first year) with increases as shown on this Exhibit.
LANDLORD LEASEHOLD IMPROVEMENTS EXCEEDING $1,700,000 (1.7 MILLION); RENTAL
If leasehold improvements paid by Landlord are more than $1,700,000.00, the initial total rent rate of $7.52 per square foot per year shall increase by $.05 (5 cents) per square foot per year for each $12,500 increase above $1,700,000.00 not to exceed $1,800,000.00. For example, if actual leasehold improvements paid by Landlord are $1,750,000 the initial total rent rate shall be $7.72 (per square foot per year for the first year). Thereafter, rent shall increase annually by 2% (or by the C.P.I., if greater) as set forth herein.